As filed with the Securities and Exchange Commission on June 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 ________________________

Sucampo Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	30-0520478 (I.R.S. Employer Identification Number)

805 King Farm Boulevard, Suite 550

Rockville, Maryland 20850

(301) 961-3400

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

 ________________________

Peter Greenleaf

Chief Executive Officer

Sucampo Pharmaceuticals, Inc.

805 King Farm Boulevard, Suite 550

Rockville, Maryland 20850

(301) 961-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian F. Leaf Brent B. Siler Cooley LLP One Freedom Square, Reston Town Center 11951 Freedom Drive Reston, Virginia 20190 (703) 456-8000	Alex Driggs Vice President, Legal Affairs and Acting General Counsel Sucampo Pharmaceuticals, Inc. 805 King Farm Boulevard, Suite 550 Rockville, Maryland 20850 (301) 961-3400

 ________________________

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

 ________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

________________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share	2,782,676 shares (1)	$ 10.00 (2)	$ 27,826,760 (2)	$3,225.12

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on June 7, 2017, as reported on the NASDAQ Global Market.

 ________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-3 is being filed for the purpose of registering the resale of 2,782,676 shares of Class A common stock issued to the selling stockholders named herein in connection with our acquisition of Vtesse Inc., a privately held Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of March 31, 2017.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 9, 2017

PRELIMINARY PROSPECTUS

2,782,676 Shares of Class A Common Stock

This prospectus relates to the disposition from time to time of up to 2,782,676 shares of our Class A common stock, which are held by the selling stockholders named in this prospectus or who may be named in one or more supplements to this prospectus.  The selling stockholders acquired these shares in connection with our acquisition of Vtesse Inc., a privately held Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of March 31, 2017, or the Merger Agreement.

We are registering the shares issued in the acquisition as required by the Merger Agreement, but the registration of the shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders.  We are not selling any Class A common stock under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of Class A common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of Class A common stock in the section entitled “Plan of Distribution” on page 37. We will not be paying any underwriting discounts or commissions in this offering.

Our Class A common stock is traded on the NASDAQ Global Market under the symbol “SCMP.” On June 8, 2017, the last reported sales price of our Class A common stock was $10.10 per share.

________________________

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

________________________

The date of this prospectus is                      , 2017.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock.

 i

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context indicates otherwise, references in this prospectus to “Sucampo,” “company,” “we,” “us” and “our” refer to Sucampo Pharmaceuticals, Inc.

Company Overview

We are a global biopharmaceutical company focused on innovative research and development of proprietary drugs to treat gastrointestinal, ophthalmic, autoimmune, inflammatory, neurological and oncology disorders.

We currently generate revenue mainly from product royalties, product sales, development milestone payments and reimbursements for development activities. We expect to continue to incur significant expenses for the next several years as we continue our research and development activities, seek additional regulatory approvals and additional indications for our approved products and other compounds and seek strategic opportunities for in-licensing new products.

Our operations are conducted through subsidiaries based in the United States, Japan, Switzerland and England. We operate as one segment, which focuses on the development and commercialization of pharmaceutical products.

AMITIZA (lubiprostone)

AMITIZA is a ClC-2 chloride channel activator developed for the treatment of constipation. AMITIZA acts with a dual mechanism of action, increasing intestinal fluid secretion while also stimulating recovery of mucosal barrier function.

United States and Canada

AMITIZA is marketed in the United States for three gastrointestinal indications under a collaboration and license agreement, or the North America Takeda Agreement, with Takeda Pharmaceutical Company Limited, or Takeda. These indications are chronic idiopathic constipation, or CIC, in adults, irritable bowel syndrome with constipation, or IBS-C, in adult women and opioid-induced constipation, or OIC, in adults suffering from chronic non-cancer related pain. Under the North America Takeda Agreement, we are primarily responsible for clinical development activities, while Takeda is responsible for commercialization of AMITIZA in the United States and Canada. Takeda is required to provide a minimum annual commercial investment during the current term of the North America Takeda Agreement and may reduce the minimum annual commercial investment when a generic equivalent enters the market. In October 2015, Health Canada approved AMITIZA for CIC in adults. In October 2014, we signed an amendment, or the Takeda Amendment, to the North America Takeda Agreement, which among other things, extended the term of the North America Takeda Agreement beyond December 2020. During the extended term beginning in January 2021, we will share with Takeda the net sales revenue on branded AMITIZA sales.

We have also partnered with Par Pharmaceuticals, Inc., or Par, and Dr. Reddy’s Laboratories, Ltd., or Dr. Reddy’s, in connection with the settlement of patent litigation in the United States related to our AMITIZA 8 mcg and 24 mcg soft gelatin capsule products. Under our agreement with Par, we granted Par a non-exclusive license to market Par’s generic version of lubiprostone 8 mcg and 24 mcg soft gelatin capsules in the United States for the indications approved for AMITIZA beginning January 1, 2021, or earlier under certain circumstances. Beginning on January 1, 2021, Par will split with us the gross profits of the licensed products sold during the term of the agreement, which continues until each of our related patents has expired. Under our agreement with Dr. Reddy’s, we granted Dr. Reddy’s a non-exclusive license to market Dr. Reddy’s generic version of lubiprostone 8 mcg and 24 mcg soft gelatin capsules in the United States for the indications approved for AMITIZA. This license does not begin until more than six years from November 9, 2016, or earlier under certain circumstances. Dr. Reddy’s will pay to us a share of net profits of generic lubiprostone products sold during the term of the agreement, which decreases over time and ends when all of our related patents have expired. In the event that either Par or Dr. Reddy’s elect to launch an authorized generic form of lubiprostone, we have agreed to supply such product under the terms of a manufacturing and supply agreement at a negotiated price.

1

Japan

In Japan, AMITIZA is the only prescription medicine for chronic constipation, excluding constipation caused by organic diseases, and is marketed under a license, commercialization and supply agreement, or the Japan Mylan Agreement, originally entered into with Abbott Laboratories, Inc., or Abbott. In February 2015, Mylan purchased Abbott’s non-U.S. developed markets specialty and branded generics business, as a result of which Mylan acquired the rights to commercialize AMITIZA in Japan. We did not experience any significant changes in the commercialization of AMITIZA in Japan as a result of the transfer of the Japan Mylan Agreement from Abbott to Mylan.

People’s Republic of China

In May 2015, we entered into an exclusive license, development, commercialization and supply agreement, or the China Gloria Agreement, with Harbin Gloria Pharmaceuticals Co., Ltd., or Gloria, for AMITIZA in the People’s Republic of China. We will be the exclusive supplier of AMITIZA to Gloria at an agreed upon supply price. Under the China Gloria Agreement, Gloria is responsible for all development activities and costs, as well as commercialization and regulatory activities, for AMITIZA in the People’s Republic of China. Upon entering into the China Gloria Agreement, we received an upfront payment of $1.0 million. In June 2015, the China Food and Drug Administration accepted an Investigational New Drug, or IND, application for a pivotal trial of AMITIZA in patients with CIC, as a result of which we received an additional payment of $500,000 from Gloria. In addition to the $1.5 million in payments received and recognized as revenue through June 2015, we are eligible to receive an additional payment in the amount of $1.5 million upon the occurrence of a specified regulatory or commercial milestone event.

Other Global Markets

In October 2014, we entered into an exclusive license, development, commercialization and supply agreement, or the Global Takeda Agreement, for lubiprostone with Takeda. Under the Global Takeda Agreement, Takeda develops and markets AMITIZA globally except in the United States, Canada, Japan and the People’s Republic of China. We supply Takeda with the clinical and commercial product at a negotiated price. Takeda currently markets AMITIZA for CIC and OIC in Switzerland and for CIC in the United Kingdom. Takeda became the marketing authorization holder in Switzerland in April 2015, in the United Kingdom, Austria, Belgium, Germany, Netherlands, Ireland, Italy, Luxembourg and Spain during 2016.

Before the execution of the Global Takeda Agreement, we retained full rights to develop and commercialize AMITIZA for the rest of the world’s markets outside of the United States, Canada and Japan. In the United Kingdom, we received approval in September 2012 from the Medicines and Healthcare Products Regulatory Agency for the use of AMITIZA to treat CIC. We made AMITIZA available in the United Kingdom in the fourth quarter of 2013. In July 2014, National Institute of Health and Care Excellence published the technology appraisal guidance recommending the use of AMITIZA in the treatment of CIC and associated symptoms in adults who have failed laxatives. In January 2015, we successfully completed the European mutual recognition procedure for AMITIZA for the treatment of CIC in select European countries, resulting in marketing authorizations in these countries.

In Switzerland, AMITIZA was approved to treat CIC in 2009. In 2012, we reached an agreement with the Bundesamt fur Gesundheit (BAG), the Federal Office of Public Health in Switzerland, on a reimbursement price for AMITIZA in Switzerland, and began active marketing in the first quarter of 2013. In February 2014, the BAG revised several reimbursement limitations with which AMITIZA was first approved for reimbursement and inclusion in the Spezialitätenliste (SL) to allow all Swiss physicians to prescribe AMITIZA to patients who have failed previous treatments with at least two laxatives over a nine-month period. In July 2014, AMITIZA was approved for the treatment of OIC in chronic, non-cancer adult patients by the Swissmedic, the Swiss Agency for Therapeutic Products, and in October 2015, the BAG added this indication to the SL.

In October 2015, Takeda obtained approval of the clinical trial application, or CTA, for AMITIZA for the treatment of CIC and IBS-C in Russia that was submitted in June 2015. In December 2015, a CTA was filed for AMITIZA for the treatment of CIC, IBS-C and OIC in Mexico and South Korea. Takeda initiated phase 3 registration trials in Russia in March 2016 and in South Korea and Mexico in May 2016. Takeda submitted a new drug application, or NDA, for the treatment of CIC, IBS-C, and OIC in Israel in June 2015, which was approved in July 2016, and an NDA for the same indications in Kazakhstan in December 2015. Additional NDA submissions have been made by Takeda in Singapore in May 2016, and South Africa and Indonesia in June 2016, and are planned in various other markets for 2017 and beyond.

2

RESCULA (unoprostone isopropyl)

In October 2015, we acquired R-Tech Ueno, Ltd., or R-Tech, a global biopharmaceutical company focused on the research and development of drugs for inflammatory conditions, oncology and ophthalmology. Pursuant to the acquisition, we acquired global rights to RESCULA, an ophthalmology product used to lower intraocular pressure. In the United States, we ceased marketing RESCULA in the fourth quarter of 2014 and no product was made available after the March 2015 expiration date. In May 2015, we returned all licenses for unoprostone isopropyl to R-Tech. In June 2016, we completed the withdrawal of the marketing authorization for RESCULA in the United States. RESCULA is being commercialized by Santen Pharmaceutical Co., Ltd in Japan and Zuellig Pharma Inc. in Taiwan. In February 2017, the import license for RESCULA in South Korea was withdrawn by Dong-A ST Co., Ltd., our local distributor.

Product Pipeline

The table below summarizes the development status of our marketed products and key product candidates. The commercialization rights to lubiprostone have been licensed to Takeda on a global basis other than Japan and the People’s Republic of China, to Mylan for Japan, and to Gloria for the People’s Republic of China. Commercialization of each product candidate may occur after successful completion of clinical trials and approval from appropriate governmental agencies. For CPP-1X, we have an option to acquire an exclusive license to commercialize in North America.

Country	Program Type	Target Indication	Development Phase	Next Milestone
Lubiprostone (AMITIZA ®)
U.S.	Commercial	Chronic idiopathic constipation (CIC) adults of all ages	Marketed	_____
U.S.	Commercial	Irritable bowel syndrome with constipation (adult women) (IBS-C)	Marketed	Initiate Phase 4 study on higher dosage and with additional male subjects
U.S.	Commercial	Opioid-induced constipation (OIC) in patients with chronic non-cancer pain	Marketed	_____
U.S.	Clinical	Alternate (Sprinkle) formulation – adults of all ages	In development	Complete Phase 3 trial
U.S.	Clinical	Pediatric functional constipation (6 months - 6 years)	Alternate (Sprinkle) formulation in development	Initiate Phase 3 program
U.S.	Clinical	Pediatric IBS-C (6 years - 17 years)	Alternate (Sprinkle) formulation in development	Initiate Phase 3 program
U.S. & European Union	Clinical	Pediatric functional constipation (6 years - 17 years)	Open label phase 3 trials ongoing	Complete open label phase 3 trials and submit sNDA
Japan	Commercial	Chronic constipation	Marketed	_____
Japan	Clinical	CIC adults, 2x12mcg capsule	CTN submitted	Submit sNDA
Switzerland	Commercial	CIC-adults of all ages	Marketed	_____
Switzerland	Commercial	OIC in patients with chronic non-cancer pain	Marketed	_____

3

Country	Program Type	Target Indication	Development Phase	Next Milestone
U.K.	Commercial	CIC-adults of all ages	Marketed	_____
Canada	Clinical	CIC-adults of all ages	Received approval from Health Canada	Market in Canada
China	Clinical	CIC-adults of all ages	IND accepted	Initiate CIC study
European Union	Clinical	CIC-adults of all ages	Received national marketing approvals in Ireland, Germany, Austria, Belgium, the Netherlands, Luxembourg, Italy and Spain (where product is not yet launched)	Launch feasibility and planning under evaluation
Israel	Commercial	CIC-adults of all ages	Approved	Develop pricing and reimbursement assessments and, based on outcome, determine launch feasibility and plans
Mexico	Clinical	CIC-adults of all ages	CTA Approved	Complete Phase 3 trial
Mexico	Clinical	IBS-C - adult women	CTA Approved	Complete Phase 3 trial
Mexico	Clinical	OIC in patients with chronic non-cancer pain	CTA Approved	Complete Phase 3 trial
Russia	Clinical	CIC-adults of all ages	Phase 3 completed	MAA submission
Russia	Clinical	IBS-C - adult women	Phase 3 completed	MAA submission
South Korea	Clinical	CIC-adults of all ages	CTA Approved	Complete Phase 3 trial
South Korea	Clinical	IBS-C - adult women	CTA Approved	Complete Phase 3 trial
South Korea	Clinical	OIC in patients with chronic non-cancer pain	CTA Approved	Complete Phase 3 trial

Unoprostone isopropyl (RESCULA®)
Japan Taiwan	Commercial	Glaucoma and ocular hypertension	Marketed	_____

CPP-1X/sulindac combination product
U.S.	Option	Familial adenomatous polyposis (FAP) – adults of all ages	Phase 3	Complete Phase 3 trial

VTS-270 for Niemann-Pick disease type C1 product
U.S.	Clinical	Niemann-Pick disease type C1	Phase 2b/3	Complete Phase 2b/3 trial

Our Clinical Development Programs

Lubiprostone

Alternate Formulation. We are developing an alternate formulation of lubiprostone for both adult and pediatric patients who are unable to take or do not tolerate capsules and for naso-gastric tube fed patients. Takeda has agreed to fund 100% of the costs, up to a cap, of this alternate formulation work. We initiated a Phase 3 trial of the alternate formulation of lubiprostone in adults in the second half of 2016 and, if the trial is successful, we intend to file an NDA in the United States for the alternate formulation for adults in the second half of 2017.

4

Pediatric Functional Constipation. The Phase 3 program required to support an application for marketing authorization of lubiprostone for pediatric functional constipation comprises four clinical trials. The first two trials, one of which was recently completed, test the soft gelatin capsule formulation of lubiprostone in patients 6 to 17 years of age. The first of these trials was a pivotal 12-week, randomized, placebo-controlled trial which was initiated in December 2013 and completed enrollment in April 2016. The second trial is a follow-on, long-term safety extension trial that was initiated in March 2014. In November 2016, we announced that the Phase 3 trial of AMITIZA in pediatric functional constipation in children 6 to 17 years of age failed to achieve its primary endpoint of overall spontaneous bowel movement, or SBM, response. The trial achieved statistical significance for some secondary endpoints, notably overall SBM frequency, straining, and stool consistency. In addition, in this study lubiprostone was well tolerated. We have entered into a process with the U.S. Food and Drug Administration, or FDA, and other constituencies, and as a result of initial discussion with the FDA plan to submit an sNDA in the second half of 2017. Additionally, after further consultations with the FDA to better determine the doses and endpoints that should be studied, following the Phase 3 program for the alternate formulation of lubiprostone described above, we plan to initiate in mid-2018 a Phase 3 program in patients 6 months to 6 years of age using the alternate formulation. Takeda has agreed to fund 70% of the costs, up to a cap, of this pediatric functional constipation program.

CPP- 1X/Sulindac Combination Product

In January 2016, we entered into an option and collaboration agreement under which Cancer Prevention Pharmaceuticals, Inc., or CPP, has granted us the sole option to acquire an exclusive license to commercialize CPP-1X/sulindac combination product in North America. This product is currently in a Phase 3 clinical trial being conducted by CPP for the treatment of familial adenomatous polyposis, or FAP. Under our agreement with CPP, we have the exclusive option to license this product for North America. There are currently no approved treatments for FAP. The ongoing Phase 3 study is a 150-patient, three-arm, double-blind, randomized trial of the combination agent and the single agent comparators. Enrollment in the study has completed and the results from a Phase 3 futility analysis are expected to be available in mid-2017. Results from the clinical trial are expected at the end of 2018.

VTS-270 for Niemann-Pick Disease Type C1 (NPC-1)

On March 31, 2017, we entered into an Agreement and Plan of Merger with Vtesse Inc., or Vtesse, a privately-held rare disease company. Following the closing of this acquisition on April 3, 2017, we gained Vtesse’s lead product candidate, known as VTS-270. VTS-270 is a well-characterized mixture of 2-hydroxypropyl-ß-cyclodextrins (HPßCD) with a specific compositional fingerprint that distinguishes it from other HPßCD mixtures. It is administered by an intrathecal infusion to directly address the neurological manifestations of disease. Preclinical and early clinical studies suggest that the administration of VTS-270 may slow or stop certain indicators of NPC-1, an ultra-orphan, progressive and fatal disease caused by a defect in lipid transport within the cell. VTS-270, which is currently in a fully-enrolled pivotal Phase 2b/3 trial, has been granted breakthrough therapy designation in the United States and orphan designation in both the United States and EU. Effective treatment of NPC-1 remains a high unmet need, with no approved products for patients in the United States. Results from the pivotal trial are expected in mid-2018.

Corporate Information

Our predecessor was originally incorporated under the laws of Delaware in December 1996. In December 2008, we implemented a new holding company structure. In connection with this restructuring, the newly-formed holding company was named Sucampo Pharmaceuticals, Inc.

Our principal executive office is located at 805 King Farm Boulevard, Suite 550, Rockville, Maryland, and our telephone number is (301) 961-3400. Our website address is www.sucampo.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

5

Our class A common stock is listed on The NASDAQ Global Market under the symbol “SCMP.”

We have proprietary rights to a number of trademarks used in this prospectus which are important to our business, including Sucampo® and the Sucampo logo. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

6

The Offering

The following is a brief summary of the offering. You should read the entire prospectus carefully, including “Risk Factors” and the information, including financial information relating to Sucampo Pharmaceuticals, Inc., included in our filings with the Securities and Exchange Commission, or SEC, and incorporated in this prospectus by reference.

Class A common stock to be offered by the selling stockholders	2,782,676 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Class A common stock covered by this prospectus.

NASDAQ symbol	SCMP

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Class A common stock.

7

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk.  You should carefully review the following risks, as well as the other information contained or incorporated by reference in this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part.  Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to Our Acquisition of Vtesse Inc.

The consummation of our acquisition of Vtesse Inc. could have a negative impact on our business or on our stock price.

On April 3, 2017, we completed our acquisition of Vtesse Inc., or Vtesse, a privately-held rare disease company, in which we acquired all of the outstanding shares of capital stock of Vtesse.  We refer to this transaction in this prospectus as the Merger.  The closing of the Merger could disrupt our business in the following ways, any of which could negatively affect our stock price or could harm our financial condition, results of operations or business prospects:

•	our and Vtesse’s collaborator, vendors and other business partners may seek to terminate or renegotiate their relationships with us or Vtesse as a result of the Merger, whether pursuant to the terms of their existing agreements with us or Vtesse, or otherwise;

•	the attention of our management may be directed toward the integration of our businesses and related matters and may be diverted from day-to-day business operations, including from other opportunities that might otherwise be beneficial to us; and

•	current and prospective employees may experience uncertainty regarding their future roles with our company, which might adversely affect our ability to retain, recruit and motivate key personnel.

The issuance of our shares in the Merger diluted the voting power and economic interests of our current stockholders.

Upon consummation of the Merger, all of Vtesse’s capital stock held by accredited investors immediately prior to the effective time of the Merger were converted into shares of our Class A common stock and cash. In connection with the Merger, we issued a total of 2,782,676 shares of our Class A common stock to the former securityholders of Vtesse. This issuance represents approximately 6% of the total number of our shares of Class A common stock that were outstanding as of April 26, 2017. Consequently, our stockholders prior to the Merger now own a smaller percentage of the combined company and they should expect to exercise less influence over the management and policies of the combined company following the Merger than they previously exercised over our management and policies.

We may be unable to realize the benefits anticipated by the Merger, including estimated synergies, or it may take longer than we anticipate for us to achieve those benefits.

Our realization of the benefits anticipated as a result of the Merger will depend in part on the integration of Vtesse’s business with ours. However, there can be no assurance that we will be able to operate Vtesse’s business profitably or integrate it successfully into our operations in a timely fashion, or at all. Our future success as a combined company depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for our management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The dedication of management resources to this integration could detract attention from our current day-to-day business, and we cannot assure you that there will not be substantial costs associated with the transition process or other negative consequences as a result of these integration efforts. These effects, including, but not limited to, incurring unexpected costs or delays in connection with integration of the two businesses, or the failure of Vtesse’s business to perform as expected, could harm our results of operations.

The loss of key personnel could hurt our business and our prospects.

8

The success of the Merger will depend, in part, on our ability to retain key employees who are continuing employment with the combined company now that the Merger is completed. If any of these key employees terminate their employment, our sales, marketing or development activities might be negatively impacted and management’s attention might be diverted from successfully integrating Vtesse’s operations. In addition, we might not be able to locate suitable replacements on reasonable terms for any such key employees who leave the combined company.

Charges to earnings resulting from the Merger may cause our operating results to suffer.

Under accounting principles, we expect to account for the Merger as an asset acquisition, as Vtesse does not meet the definition of a business under ASC 805 and substantially all of the fair value of Vtesse is attributable to the VTS-270 in-process research and development, or IPR&D, asset. Based on the asset acquisition method of accounting, the consideration paid in the Merger is allocated primarily to the IPR&D asset acquired and immediately expensed, as the IPR&D asset has no other alternate use. The balance of the merger consideration, if any, is allocated to the remaining assets and liabilities of Vtesse based on their estimated fair values. As a result, we will incur an IPR&D charge in the second quarter of 2017. Our preliminary estimate of this IPR&D expense is in the range of $180.0 million to $200.0 million. We do not expect to receive any current tax benefit related to the IPR&D expense.

Our management’s estimates of fair value will be based upon assumptions that they believe to be reasonable but that are inherently uncertain. The following factors, among others, could result in further material charges that would cause our financial results to be negatively impacted:

•	charges for stock-based compensation;

•	accruals of newly identified pre-acquisition contingent liabilities that are identified subsequent to the finalization of the purchase price allocation; and

•	charges to income to eliminate certain of our pre-acquisition activities that duplicate those of Vtesse or to reduce our cost structure.

Additional costs may include costs of employee redeployment, relocation and retention, including salary increases or bonuses, accelerated amortization of deferred equity compensation and severance payments, reorganization or closure of facilities, taxes and termination of contracts that provide redundant or conflicting services. Some of these costs may have to be accounted for as expenses that would decrease our net income and earnings per share for the periods in which those adjustments are made.

Risks Related to Our Business and Industry

If we are unable to continue successful commercialization of AMITIZA for the approved indications and other indications or dosage forms for which we are developing this drug, or experience significant delays in doing so, our ability to generate royalty and product-based revenues and achieve profitability will be jeopardized.

Our business currently depends entirely on the successful commercialization of our first product, lubiprostone. Lubiprostone was launched in the U.S. in 2006 under the brand name AMITIZA. AMITIZA is currently marketed in the U.S., U.K., Switzerland and Japan for various indications. We have a limited history of generating global revenues from the sale of lubiprostone. Prior to the acquisition of R-Tech, or the Acquisition, R-Tech was responsible for the manufacture and supply of all of our drug products for commercial use and clinical development. Through the Acquisition, we obtained control over the manufacturing and supply chain of AMITIZA. This increased responsibility could detract attention from operating the day-to-day components of our business prior to the Acquisition.

Our ability to meet expectations with respect to global sales of lubiprostone and revenues from such sales, and to attain profitability and maintain positive cash flow from the lubiprostone business, in the time periods we anticipate, or at all, will depend on a number of factors, including the following:

•	our and our partners’ ability to continue to build, and to maintain, market acceptance for lubiprostone among healthcare professionals and patients in the U.S., and to gain such market acceptance in the countries where lubiprostone is approved, or may in the future receive approval;

9

•	the efforts of Takeda and Mylan to commercialize and maximize net sales revenue of AMITIZA;

•	the degree to which both physicians and patients determine that the safety and side effect profiles of lubiprostone are manageable, and that the benefits of lubiprostone outweigh the risks;

•	the current and future prevalence of CIC, IBS-C, OIC, or chronic constipation;

•	the willingness of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to continue to provide reimbursement for lubiprostone at the prices at which we offer lubiprostone without imposing any additional major hurdles to access or other significant restrictions or limitations, and the ability and willingness of patients to commit to any co-pay amounts for lubiprostone applicable under their insurance coverage;

•	our commercial partners’ ability to obtain pricing approval and/or reimbursement required for selling lubiprostone in the major countries of the E.U., Japan and in other countries in which we may receive approval to market lubiprostone on a timely basis and at price levels that are acceptable to us without the applicable government agencies or other payers in such countries imposing onerous caps, rebate, risk sharing or other requirements which effectively and significantly lower the reimbursement rates for lubiprostone;

•	the extent of the likely negative impact of the introduction of new competitive products on sales of lubiprostone;

•	our ability to gain regulatory approval of lubiprostone outside the countries in which we have already received approval without restrictions that are substantially more onerous or manufacturing specifications that are more difficult to consistently achieve than those imposed in the U.S. and E.U.;

•	our ability to accurately forecast revenues from sales of lubiprostone and the metrics that impact revenues, such as prescription rate, short-term and long-term drop-out rate, conversion rate, reimbursement and pricing; the timing and availability of named patient sales and the impact of future competition;

•	our ability to successfully gain approval of a dosage form of lubiprostone for pediatric functional constipation, and to generate revenues from sales of the dosage form for pediatric functional constipation, if approved;

•	successful completion of clinical trials of AMITIZA for the treatment of other constipation-related gastrointestinal indications beyond CIC, IBS-C and OIC as well as other dosage forms other than the 24 mcg and 8 mcg soft gelatin capsule, and successful commercialization of these indications and dosage forms within and outside the U.S.;

•	our ability to manufacture sufficient bulk quantities of active pharmaceutical ingredient and sufficient quantities of each dosage strength and dosage form of lubiprostone to meet demand;

•	our ability to hire and retain key personnel necessary to optimize the lubiprostone business; and

•	our and our partners’ ability to continue to execute effectively on key activities related to lubiprostone in the U.S. and to launch lubiprostone successfully in those key markets outside the U.S. in which we receive pricing and reimbursement approval, and the level of cost required to conduct such activities

AMITIZA faces significant competition from competitors’ products, which, in addition to other factors could in certain circumstances lead to a significant reduction in royalty revenues and product sales.

As a general matter, the pharmaceutical industry is highly competitive. To be successful, we must be able to, among other things, effectively discover, develop, test and obtain regulatory approvals for products. We or our partners must be able to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical professionals. Many of our competitors have greater resources than we have. This enables them, among other things, to make greater investments in research and development, marketing and promotion.

10

Our product, AMITIZA, faces competition from competitors’ products. Specifically, AMITIZA faces competition from linaclotide which, in the U.S. and Canada, is approved for two of the three indications for which AMITIZA has been approved, and, in certain European countries, is approved for IBS-C. Its manufacturer is seeking approval in other markets for IBS-C that we currently or intend to market AMITIZA. We also face competition from naloxegol which is approved for OIC in the U.S. and E.U. Competitor products such as linaclotide and naloxegol may be more effective or more effectively marketed and sold than AMITIZA is by our partners or by us. Alternatively, in the case of generic competition, including the generic availability of competitors’ branded products, they may be equally safe and effective products that are sold at a substantially lower price than our products. As a result, if we fail to maintain our competitive position, this could have a material adverse effect on our business, cash flow, results of operations, financial position and prospects.

Developments by our competitors, the entry of new competitors into the markets in which we compete, or consolidation in the pharmaceutical industry could make our products or technologies less competitive or obsolete. Our future growth depends, in part, on our ability to develop and introduce products which are more effective than those developed by our competitors. Royalties or sales from our existing products may decline rapidly if a new product is introduced that represents a substantial improvement over our existing products.

Our future success depends upon our ability to develop new products, and new indications for existing products, that achieve regulatory approval for commercialization.

For our business model to be successful, we must continually develop, manufacture and commercialize new products or achieve approval for new indications or label extensions for the use of our existing products. Prior to commercialization, these new products and product indications must satisfy stringent regulatory standards and receive requisite approvals or clearances from regulatory authorities in the U.S. and other countries. The development, regulatory review and approval, and commercialization processes are time consuming, costly and subject to numerous factors that may delay or prevent the development, approval or clearance, and commercialization of new products, including legal actions brought by our competitors. To obtain approval or clearance of new indications or products, we must submit, among other information, the results of preclinical and clinical studies on the new indication or product candidate to the applicable regulatory authorities. The number of preclinical and clinical studies that will be required for regulatory approval varies depending on the regulatory authority, the new indication or product candidate, the disease or condition for which the new indication or product candidate is in development and the regulations applicable to that new indication or product candidate. Even if we believe that the data collected from clinical trials of new indications for our existing products or for our product candidates are promising, applicable regulatory authorities may find such data to be insufficient to support approval of the new indication or product. The regulatory authority can delay, limit or deny approval or clearance of a new indication or product candidate for many reasons, including:

•	the product is not safe or effective either generally or for a new indication;

•	our preclinical and clinical data is interpreted in different ways than we interpret that data;

•	we may be required to perform post-marketing clinical studies; or

•	there may be changes in the approval policies or adoption of new regulations.

Products that we are currently developing, other future product candidates or new indications or label extensions for our existing products, may or may not receive the regulatory approvals or clearances necessary for marketing or may receive such approvals or clearances only after delays or unanticipated costs.

We continue to rely on third parties for the successful commercialization of our drug products. The success of these third parties will affect our ability to continue to develop new drug candidates.

For most of our operating history, we have been a research and development company. As we continue to expand our management, organizational and operational capabilities, expand our global partnerships, develop our diversified product pipeline, acquire non-prostone clinical candidates, and enhance our capital structure, our operations will focus on organizing and staffing our company, building the necessary infrastructure to support these capabilities, developing the pipeline assets which we may acquire, undertaking preclinical and clinical trials of our product candidates, and pursuing the regulatory approval processes for additional indications for AMITIZA. Though we will continue to rely upon Takeda and Mylan to commercialize AMITIZA in most of the world, we may not be able to cause these third parties to effectively market and sell AMITIZA. In addition, we may encounter unforeseen expenses, difficulties, complications and delays as Takeda obtains regulatory approvals and establishes the commercial markets for AMITIZA outside of North America, Japan and China. As we continue to develop and seek regulatory approval of our product candidates, both within and outside the U.S., it could be difficult for us to access capital, to build the necessary infrastructure, to obtain and devote the resources necessary to obtain and develop product candidates, to effectively sell our products, and to provide resources to support commercialization of our products.

11

We are subject to on-going obligations to monitor the safety of our products and product candidates. Any failure to meet these obligations could adversely affect our ability to generate revenue.

Safety problems or signals can arise as our products are marketed and our product candidates are evaluated in clinical trials. With our collaborators, we are required to continuously collect and assess adverse events reported to us and to communicate to regulatory agencies these adverse events and safety signals regarding our products. Regulatory agencies periodically perform inspections of our pharmacovigilance processes, including our adverse event reporting. If regulatory agencies determine that we or our collaborators have not complied with the applicable reporting or other pharmacovigilance requirements, we may become subject to additional inspections, warning letters or other enforcement actions, including monetary fines, marketing authorization withdrawal and other penalties.

We face potential product liability exposure, and, if claims are brought against us, we may incur substantial liability.

The use of lubiprostone or any other product candidate in clinical trials and the sale of AMITIZA or any other product candidate for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers or others selling or otherwise coming into contact with our product and product candidates. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for lubiprostone or any other product candidate for which we obtain marketing approval;

•	impairment of our business reputation and exposure to adverse publicity;

•	increased warnings on product labels;

•	withdrawal of clinical trial participants;

•	costs as a result of related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	loss of revenue; and

•	the inability to successfully commercialize lubiprostone or any other product candidate for which we obtain marketing approval.

We have obtained product liability insurance coverage for both our clinical trials and our commercial exposures. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects or warnings found to be inadequate. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial. A product liability claim or series of claims brought against us could cause our stock price to decline and, if the claim is successful and judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

12

Recent federal legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, and other negative pricing trends could limit our ability to generate revenues.

In March 2010, the Patient Protection and Affordable Care Act, or the ACA, was enacted in the U.S. In 2012, the U.S. Supreme Court upheld the ACA. This legislation may have both immediate and long-term impacts on us. A number of the provisions of legislation require rulemaking action by governmental agencies to implement, many of which have not yet occurred. The laws change access to health care products and services and create new fees for the pharmaceutical and medical device industries. Future rulemaking could increase rebates, reduce prices or the rate of price increases for health care products and services, or require additional reporting and disclosure. Additionally, we cannot predict the impact of uncertainty regarding the potential repeal of the ACA may have on us nor can we predict the timing or impact of any legislation or future rulemaking.

The regulations that govern, among other things, regulatory approvals, coverage, pricing and reimbursement for new drug products vary widely from country to country. In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of our product candidates, restrict or regulate post-approval activities and affect our ability to successfully sell any product candidates for which we obtain regulatory approval.

In the U.S., the E.U., and other potentially significant markets for our product candidates, government authorities and third-party payers are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Furthermore, the increased emphasis on managed healthcare in the U.S. and on country and regional pricing and reimbursement controls in the E.U. will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

We may generate growth through acquisitions and in-licensing and such strategy may not be successful if we are not able to identify suitable acquisition or licensing candidates, to negotiate appropriate terms of any such transaction or to successfully manage the integration of any acquisition.

As part of our business strategy, we intend to continue pursuing strategic acquisitions and in-licensing opportunities with third parties for our existing products and to complement our existing product pipeline. We have limited experience in completing acquisitions with third parties as well as performing under in-licensing agreements and we may not be able to identify appropriate acquisition or licensing candidates or to successfully negotiate the terms of any such transaction. The licensing and acquisition of pharmaceutical and biological products is a competitive area. A number of more established companies are also pursuing strategies to license or acquire products in the pharmaceutical field, and they may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. If we are unable to successfully complete acquisitions or in-licensing transactions for suitable products and product candidates, our prospects for growth could suffer.

Even if we are successful in completing one or more acquisitions, the failure to adequately address the financial, operational or legal risks of these transactions could harm our business. To finance an acquisition, we could be required to use our cash resources, issue potentially dilutive equity securities or incur or assume debt or contingent liabilities. Accounting for acquisitions can require impairment losses or restructuring charges, large write-offs of in-process research and development expense and ongoing amortization expenses related to other intangible assets. In addition, integrating acquisitions can be difficult, and could disrupt our business and divert management resources. If we are unable to manage the integration of any acquisitions successfully, our ability to develop new products and continue to expand our product pipeline may be impaired.

Risks Related to Our Commercial Operations

We have a relatively short history of profitability. We may not maintain operating profitability in the future, and this could force us to delay, reduce or abandon our commercialization efforts or product development programs.

We have recorded net income since 2012. However, we expect to continue to incur significant and increasing expenses for at least the next several years as we continue our research activities, conduct development of our product candidates, seek and develop new products and compounds, seek regulatory approvals for additional indications and additional territories for AMITIZA and for other drug candidates, and protect the patents of our products from generic challenges. Regulatory changes and changes in market conditions, including the generic competition, may require us to incur more expenses or change the timing of expenses such that we may incur unexpected losses. We may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to maintain profitability, the market value of our class A common stock may decline.

13

We may need substantial additional funding and be unable to raise capital when needed, which could force us to delay, reduce or abandon our commercialization efforts or product development programs.

We expect our research and development expenses and selling, general and administrative expenses to increase in connection with our ongoing activities. We may need substantial additional funding and be unable to raise capital when needed or on attractive terms, which would force us to delay, reduce or abandon our development programs.

We have continued to finance much of our operations by payments received under our collaboration agreements with Takeda and Mylan. We believe that our existing cash and cash equivalents and internally generated funds that we anticipate from AMITIZA royalty revenues and product sales will be sufficient to enable us to fund our current operating expenses but not for all of our future research and development programs. Our future funding requirements, however, will depend on many factors, including:

•	actual levels of product royalty and product sales from AMITIZA;

•	the cost of commercialization activities, including product marketing, sales and distribution;

•	the scope and results of our research, preclinical and clinical development activities;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the costs involved in obtaining and maintaining proprietary protection for our products, technology and know-how, including litigation costs and the results of such litigation;

•	our ability to recruit and retain internal qualified human resources to conduct these activities;

•	the extent to which we acquire or invest in businesses, products and technologies;

•	the success of our collaboration with Takeda and Mylan;

•	the success of the commercialization efforts of AMITIZA; and

•	our ability to establish and maintain additional collaborations.

If we are required to raise additional funds from external sources, we might accomplish this through at-the-market sales, public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. If we raise additional funds by at-the-market sales or issuing equity securities, current stockholders may experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights and related intellectual property to our technologies, research programs, products or product candidates.

In connection with the acquisition of R-Tech in October 2015, we entered into the Credit Facility and, under such facility, issued secured promissory notes in the aggregate amount of approximately $250.0 million to various lenders, or the Term Notes. As of December 27, 2016 we repaid the entire outstanding balance of the Term Notes through a private offering of the Convertible Notes described below.

On December 27, 2016, we issued $300.0 million aggregate principal amount of our 3.25% Convertible Senior Notes due 2021, or the Convertible Notes, to Leerink Partners LLC, who subsequently resold the Convertible Notes to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended. Regarding the Convertible Notes, if we do not generate sufficient cash flows from our operations, we may not be able to pay the obligations of the Convertible Notes upon their maturity date in December 2021, which may adversely affect our operating results. Our failure to comply with the covenants and/or obligations related to the Convertible Notes could result in an event of default or a fundamental change (as defined in the indenture relating to the Convertible Notes), which could result in an immediate acceleration of the of the maturity of the Convertible Notes or immediate repurchase for cash all or any portion of the Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. These outcomes would materially and adversely affect our operating results and our financial condition. As of March 31, 2017, we were in compliance with the covenants and conditions under the Convertible Notes.

14

We are developing internationally and licensing our products globally; therefore, we have an increased exposure to foreign political conditions and regulatory requirements and fluctuations in foreign currency exchange rates.

We expect that we will continue to seek global opportunities for our products and to develop candidates internationally in the future. Such opportunities and development will inherently subject us to a number of risks and uncertainties, including:

•	changes in international regulatory and compliance requirements that could restrict our ability to develop, market and sell our products;

•	political and economic instability;

•	diminished protection of intellectual property in some countries outside of the U.S.;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing and managing international operations;

•	differing labor regulations and business practices;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	changes in international medical reimbursement policies and programs;

•	financial risks such as longer payment cycles, difficulty collecting accounts receivable and exposure to fluctuations in foreign currency exchange rates; and

•	regulatory and compliance risks that relate to maintaining accurate information and control over sales and distributors’ and service providers’ activities that may fall within the purview of the FCPA or similar foreign laws such as the U.K. Bribery Act.

Any of these factors may, individually or as a group, have a material adverse effect on our business and results of operations. These or other similar risks could adversely affect our revenue and profitability. As we develop internationally, our exposure to these factors will increase.

Risks Related to Product Pipeline

If our preclinical studies do not produce successful results or if our clinical trials do not demonstrate safety and efficacy in humans, our ability to develop and commercialize our pipeline will be impaired, which may jeopardize our business.

Before obtaining regulatory approval for the sale of our product candidates, we must conduct extensive preclinical tests and clinical trials to demonstrate the safety and efficacy in humans of our product candidates. Preclinical and clinical testing is expensive, is difficult to design and implement, can take many years to complete, is subject to varying regulatory requirements and is uncertain as to outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

15

•	regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	clinical research organizations we retain to conduct clinical trials may not perform according to the terms of the contract, causing delays or negative results in the clinical trials;

•	our preclinical tests or clinical trials may produce negative or inconclusive results, and as a result we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects altogether;

•	design of or enrollment in our clinical trials may be slower than we currently anticipate, resulting in significant delays, or participants may drop out of our clinical trials at rates that are higher than we had anticipated;

•	we might have to suspend or terminate our clinical trials, or perform additional trials, if we discover that the participating patients are being exposed to unacceptable health risks;

•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of our clinical trials may be greater than we currently anticipate;

•	we might have difficulty obtaining sufficient quantities of the product candidate being tested to complete our clinical trials;

•	any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable;

•	many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, site selection, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than we do and smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies;

•	the effects of our product candidates may not be the desired or anticipated effects or may include undesirable side effects, or the product candidates may have other unexpected characteristics; and

•	if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing or if the results of these trials or tests are not positive or are only modestly positive, we may be delayed in obtaining marketing approval for our product candidates, not be able to obtain marketing approval, or obtain approval for indications that are not as broad as those for which we apply.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Significant clinical trial delays also could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.

We may fail to select or capitalize on the most scientifically, clinically, or commercially promising or profitable product candidates.

We continue to evaluate our business strategy and, as a result, may modify our strategy in the future. In this regard, we may, from time to time, focus our product development efforts on different product candidates or may delay or halt the development of various product candidates. As a result of changes in our strategy, we may change or refocus our existing product development, commercialization and manufacturing activities. This could require changes in our facilities and our personnel. Any product development changes that we implement may not be successful. In particular, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable product candidates. Our decisions to allocate our research and development, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate product development programs may also prove to be incorrect and could cause us to miss valuable opportunities.

16

We may perform additional clinical trials for other indications or in support of applications for regulatory marketing approval in jurisdictions outside the U.S. for our products. These supplemental trials could be costly and could result in findings inconsistent with or contrary to our historic U.S. clinical trials.

In the future, we may be required, or we may elect, to conduct additional clinical trials of AMITIZA to improve the current label or address regulatory authorities concerns about AMITIZA. In addition, if we seek marketing approval from regulatory authorities in jurisdictions outside the U.S., they may require us to perform additional clinical trials that would be costly and difficult to know if there will be successful outcomes and to submit data from supplemental clinical trials in addition to data from the clinical trials that supported our U.S. filings with the FDA. Any requirements to conduct supplemental trials would add to the cost of developing our product candidates. Additional or supplemental trials could also produce findings that are inconsistent with the trial results we have previously submitted to the FDA, in which case we would be obligated to report those findings to the FDA. This could result in new restrictions on the existing marketing approval for AMITIZA or could force us to stop selling AMITIZA. Inconsistent trial results could also lead to delays in obtaining marketing approval in the U.S. for other indications for AMITIZA or for other product candidates and could cause regulators to impose restrictive conditions on marketing approvals and could even make it impossible for us to obtain marketing approval. Any of these results could materially impair our ability to generate revenues and to achieve or maintain profitability.

Our agreements with makers of generic AMITIZA products are subject to government scrutiny in the U.S.

We have been involved in patent litigations that have resulted in settlement agreements. We have filed our settlement and license agreements with Par and Dr. Reddy’s Laboratories, Inc., or Dr. Reddy’s, and will file any future settlement agreements with the Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice for review. The FTC has, in the past, brought actions against some brand and generic companies that have entered into such agreements alleging violations of antitrust laws in connection therewith.

We may receive civil investigative demands from the FTC that requires us to provide the FTC information and documents relating to various settlement and other agreements with makers of generic AMITIZA products following patent infringement claims and litigation, and other efforts principally regarding AMITIZA. If the FTC believes that these or other agreements or efforts violate antitrust laws, it could challenge us through an administrative or judicial proceeding, which could result in the imposition of monetary and/or injunctive relief, including the invalidation of agreements, any of which could have a material adverse effect on our results of operations and financial condition. In addition, any such litigation could be protracted, requiring a substantial commitment of our management’s time and cash expenditures over multiple years.

Risks Related to Manufacturing

Following our acquisition of R-Tech, we now manufacture and supply the active ingredient for our product and product candidates. However, we have limited experience in the management of pharmaceutical manufacturing operations and still rely on third parties for encapsulation, packaging and other manufacturing activities. If we or our third party manufacturers are unable to manufacture AMITIZA or our other product candidates in sufficient quantities, at acceptable quality levels and at acceptable cost and if we are unable to identify a suitable replacement manufacturer, our sales of AMITIZA and our further clinical development and commercialization of other products could be delayed, prevented or impaired.

Although we now control the manufacture and supply of AMITIZA and our other product candidates, following our acquisition of R-Tech, we have little experience in manufacturing pharmaceutical products. In addition, we currently rely, and expect to continue to rely, on various third party suppliers to create the finished, packaged forms of AMITIZA, unoprostone, and any future compounds that we may determine to develop or commercialize. We do not currently have an alternative source of supply for AMITIZA. If we are not able to supply AMITIZA or these other compounds on a timely basis, in sufficient quantities and at acceptable levels of quality and price, and if we are unable to identify an alternate manufacturer to perform these functions on acceptable terms, sales of AMITIZA would be significantly impaired, and our development programs could be seriously jeopardized.

17

The risks relating to the manufacture of our products include:

•	we rely solely on our personnel, and that of our third party vendors, for quality assurance and their continued compliance with regulations relating to the manufacture of pharmaceuticals;

•	our manufacturing capacity may not be sufficient to produce commercial quantities of our product, or to keep up with subsequent increases in the quantities necessary to meet potentially growing demand;

•	we may not have access to the capital necessary to expand our manufacturing facilities in response to our needs;

•	if our operations were to be interrupted, or were we to elect to contract with another manufacturer to supply us, it would be difficult and time consuming for us to find an alternate supplier and the change would need to be submitted to and approved by the FDA and/or foreign regulatory agencies;

•	we rely on numerous sub-contractors to fulfill its manufacturing obligations, and any difficulty or disruption at one of these sub-contractors could jeopardize our ability to produce AMITIZA or our other products;

•	we may experience events, such as a fire or natural disaster, that force us to stop or curtail production for an extended period; and

•	we could encounter significant increases in labor, capital or other costs that would make it difficult to produce our products cost-effectively.

In addition, we currently use one supplier for a key ingredient used in the manufacture of our commercial and clinical products. We could experience delays in production should it become necessary to switch its source of supply for such ingredient to another supplier or to manufacture such ingredient itself. We have subcontracted with a single contract manufacturer to encapsulate the bulk form AMITIZA we supply into soft gelatin capsules and another manufacturer to package the final product for distribution in the U.S. If these subcontractors experience difficulties or delays in performing these services for any reason, our ability to deliver adequate supplies of finished product to physicians and patients will be impaired, which could cause us to lose revenues. In addition, any change in the party providing encapsulation of AMITIZA would need to be approved by the FDA and/or foreign regulatory agencies, and any change in the party packaging the product would need to be submitted to and reviewed by the FDA and/or foreign regulatory agencies, which could increase the time required to replace these subcontractors should that become necessary.

Our current and anticipated future dependence upon these third parties for the manufacture of our products and product candidates may adversely affect our future revenues, our cost structure, our ability to expand globally and our ability to develop product candidates and commercialize any approved products on a timely and competitive basis. In addition, if our ability to manufacture prostones for our clinical trials is impaired for any reason, we likely would experience delays in advancing these trials while we seek to identify and qualify replacement suppliers. We may be unable to obtain replacement supplies on a timely basis, on terms that are favorable to us, or at all.

We and the other third-party manufacturers of our products and product candidates are subject to significant regulations governing manufacturing facilities and procedures.

We, our subcontractors and suppliers and any other potential manufacturer of our products or product candidates may fail to comply with the FDA’s cGMP regulations or other governmental regulations. These regulations govern manufacturing processes and procedures and the implementation and operation of systems to control and assure the quality of products approved for sale. In addition, the FDA or other regulatory agencies outside the U.S. may at any time audit or inspect a manufacturing facility to ensure compliance with cGMP or similar regulations. Our failure, or the failure of our subcontractors and suppliers or any other third-party manufacturer we use, to comply with applicable manufacturing regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products and product candidates. For example, in connection with an inspection by the FDA of our manufacturing facilities in Sanda, Japan, in November 2016, the FDA issued a Form 483 letter indicating certain deficiencies with respect to our compliance with current good manufacturing practices. We are remediating the deficiencies and do not expect any adverse impact on our ability to continue manufacturing our products in that facility.

18

If it were to become necessary for us to activate a second source of supply, we would compete with other companies for access to appropriate manufacturing facilities. Any such change would need to be submitted to and approved by the FDA and/or foreign regulatory agencies before commercial activities of AMITIZA or any other product could resume. Among manufacturers that operate under cGMP regulations, there are a limited number that would be both capable of manufacturing for us and willing to do so.

Risks Related to Our Dependence on Third Parties

We depend significantly on our collaborations with Takeda, Mylan, Gloria and Santen and may depend in the future on collaborations with other third parties, to develop and commercialize our product candidates.

A key element of our business strategy is to collaborate where appropriate with third parties, particularly leading pharmaceutical companies, to co-develop, commercialize and market our products and product candidates. We are currently party to the North America Takeda Agreement for the co-development and commercialization of AMITIZA for gastrointestinal indications in the U.S. and Canada, as well as to the Global License Agreement for AMITIZA whereby Takeda is responsible for all development, commercialization and regulatory activities other than in Canada, the U.S., Japan and the People’s Republic of China.

We are also party to the Japan Mylan Agreement for the development and commercialization of AMITIZA in Japan and the China Gloria Agreement under which Harbin Gloria is responsible for all development, commercialization and regulatory activities for AMITIZA in the People’s Republic of China.

We are a party to the Santen Agreement for the distribution and commercialization of RESCULA in Japan.

The success of our collaboration arrangements will depend heavily on the efforts and activities of Takeda, Mylan, Gloria and Santen. The risks that we face in connection with these collaborations and that we anticipate being subject to in any future collaborations, include the following:

•	our existing agreements are, and any future collaboration agreements that we may enter into are likely to be, subject to termination under various circumstances;

•	our present and future collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of their collaboration with us;

•	our present and future collaborators may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our products or may use committed resources inefficiently;

•	we may become involved in disputes with our collaborators regarding operations, strategies, intellectual property or financial matters;

•	our present and future collaborators may not properly maintain or defend our intellectual property rights or may utilize our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential liability; and

•	our present and future collaborators may change the focus of their development and commercialization efforts.

The ability of our products and product candidates to reach their potential could be limited if Takeda, Mylan, Gloria, Santen or any other future collaborators decrease or fail to increase spending relating to such products, fail to dedicate sufficient resources to developing or promoting our products or change their business focus.

We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily or may fail to meet established deadlines for the completion of these trials.

We generally do not have the independent ability to conduct global clinical trials for our product candidates. We rely on third parties, such as contract research organizations, or CROs, clinical data management organizations, medical institutions, and clinical investigators, to perform this function. We use multiple CROs to coordinate the efforts of our clinical investigators and to accumulate the results of our trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors.

19

In addition, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. The FDA and foreign regulatory agencies require us to comply with standards, commonly referred to as cGCP, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements.

If tax authorities disagree with our transfer pricing policies or other tax positions, we could become subject to significant tax liabilities.

We are a member of an affiliated group of entities, and have had and will continue to have significant commercial transactions with these entities. Furthermore, we operate a number of foreign subsidiaries. We expect to operate through a consolidated organizational structure and we expect to enter into commercial transactions with some of these entities or future subsidiaries on an ongoing basis. As a result of these transactions, we will be subject to complex transfer pricing and other tax regulations in both the U.S. and the other countries in which we and our affiliates operate. Transfer pricing regulations generally require that, for tax purposes, transactions between our subsidiaries and affiliates and us be priced on a basis that would be comparable to an arm’s length transaction and that contemporaneous documentation be maintained to support the related party agreements. To the extent that U.S. or any foreign tax authorities disagree with our transfer pricing or other policies, we could become subject to significant tax liabilities and penalties related to prior, existing and future related party agreements. As of December 31, 2016, we performed updated tax analyses wherein liabilities for uncertain tax positions were recorded for certain state jurisdictions based on nexus related to the sourcing of revenues. Should the tax authorities in one or more of these states have different interpretations than us, we may be subject to additional tax liabilities.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain proprietary protection for the intellectual property relating to our technology and products, the value of our technology and products will be adversely affected and our ability to derive revenue from our products would be adversely affected. In addition, generic companies may file Abbreviated New Drug Applications, or ANDAs, with the FDA against our products, which would likely require us to initiate patent infringement lawsuits against those generic companies.

Our success depends in part on our ability to obtain and maintain proprietary protection for the technology and know-how upon which our products are based, to operate without infringing on the proprietary rights of others and to prevent others from infringing on our proprietary rights. The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our intellectual property will depend on our success, in obtaining effective claims and enforcing those claims once granted. The scope of protection afforded by a set of patent claims is subject to inherent uncertainty unless the patent has already been litigated and a court has ruled on the meaning of the claim language and other issues affecting how broadly a patent claim can be enforced. In some cases, we licensed patent applications from R-Tech instead of issued patents, and we do not know whether these patent applications will result in the issuance of any patents.

Our licensed patents have recently been challenged in the U.S. for AMITIZA (lubiprostone) by Par and Dr. Reddy’s and for RESCULA (unoprostone isopropyl) by Par Pharmaceutical and Apotex through the filing of ANDAs by those generic companies with the FDA. While these challenges have all been resolved, the patents at issue in those suits, as well as other patents, may be challenged, invalidated or circumvented, which could limit the term of patent protection for lubiprostone, unoprostone isopropyl or our other products, diminish our ability to stop competitors from marketing related products, and materially adversely affect our business and results of operations.

In connection with the settlement of patent litigation in the United States related to our AMITIZA 8 mcg and 24 mcg soft gelatin capsule products, we have partnered with Par Pharmaceuticals, Inc., or Par, and Dr. Reddy’s Laboratories, Ltd., or Dr. Reddy’s. Under our agreement with Par, we granted Par a non-exclusive license to market Par’s generic version of lubiprostone 8 mcg and 24 mcg soft gelatin capsules in the United States for the indications approved for AMITIZA beginning January 1, 2021, or earlier under certain circumstances. Beginning on January 1, 2021, Par will split with us the gross profits of the licensed products sold during the term of the agreement, which continues until each of our related patents has expired. Under our agreement with Dr. Reddy’s, we granted Dr. Reddy’s a non-exclusive license to market Dr. Reddy’s generic version of lubiprostone 8 mcg and 24 mcg soft gelatin capsules in the United States for the indications approved for AMITIZA. This license does not begin until more than six years from November 9, 2016, or earlier under certain circumstances. Dr. Reddy’s will pay to us a share of net profits of generic lubiprostone products sold during the term of the agreement, which decreases over time and ends when all of our related patents have expired. In the event that either Par or Dr. Reddy’s elect to launch an authorized generic form of lubiprostone, we have agreed to supply such product under the terms of a manufacturing and supply agreement at a negotiated price.

20

We have certain patents on our products that expire in the near future. We may not be able to use other existing patents or patent applications to successfully protect our products from generic competition. In addition, changes in either patent laws or in interpretations of patent laws in the U.S. and other countries may diminish the value of our patents and other intellectual property or narrow the scope of the protection provided by these patents. Accordingly, we cannot determine the degree of future protection for our proprietary rights in the patents and patent applications. Furthermore, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be commercialized, a related patent may expire or may remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

Patents may not afford us protection against competitors with similar technology. Because patent applications in the U.S. and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, we cannot be certain whether a judicial court will uphold the validity of a patent.

If our patent position does not adequately protect our product and product candidates, others could compete against us more directly, which would harm our business, possibly materially.

The patent rights relating to lubiprostone consist of 16 issued U.S. patents, and various issued European and Japanese patents. Our patent rights also include various U.S., European and Japanese patent applications relating to dosing regimens, pharmaceutical formulations and other claims. The U.S. patents relating to compositions of matter expire between 2020 and 2027. The other U.S. and foreign patents expire between 2020 and 2035.

Our commercial success with respect to lubiprostone will depend significantly on our ability to protect our existing patent position with respect to lubiprostone as well as our ability to obtain and maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the U.S. and other countries.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our pending patent applications or those we have licensed will result in issued patents;

•	any of our patents or those we have licensed will be valid or enforceable;

•	any patents issued to us or our licensors and collaborators will provide a basis for any additional commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others will not have an adverse effect on our business.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product and any product candidates.

21

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. There could be issued patents of which we are not aware that our products or product candidates infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that our products or product candidates or the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our existing or future patents.

Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•	the patentability of our inventions relating to our product or any product candidates; and

•	the enforceability, validity or scope of protection offered by our patents relating to our product or any product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion.

In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in bringing our product candidates to market; and

•	be precluded from manufacturing or selling our product candidates.

In such event, our business could be adversely affected, possibly materially.

Risks Related to Regulatory Approval and Oversight

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in and outside the U.S. Failure to obtain regulatory approval or appropriate pricing for a product candidate will prevent us from commercializing the product candidates.

As we increase our foreign license arrangements, we or our partner are seeking and will continue to seek approval in different territories. Different regulatory agencies may reach different decisions in assessing the approval and pricing of our product candidates. Securing regulatory approval requires the submission of extensive preclinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information to the regulatory agencies for each therapeutic indication to establish the product candidate’s safety and efficacy. Our future products may not be effective, may be only moderately effective or may prove to have undesirable side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and foreign regulatory agencies have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval we ultimately obtain may be limited in scope or subject to restrictions or post-approval commitments that render the product not commercially viable. If any regulatory approval that we obtain is delayed or is limited, we may decide not to commercialize the product candidate after receiving the approval.

22

We may not be able to obtain orphan drug exclusivity for our product candidates. If our competitors are able to obtain orphan drug exclusivity for a product that is competitive with one or more of our product candidates and we cannot show that our product candidate is clinically superior, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities in some jurisdictions, including Europe and the U.S., may designate drugs that target relatively small patient populations as orphan drugs. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity. The exclusivity applies only to the indication for which the drug has been designated and approved. The applicable exclusivity period is seven years in the U.S., but this period may be interrupted if a sponsor of a competitive product that is otherwise the same drug for the same use can show that its drug is clinically superior to our orphan drug candidate. The European exclusivity period is ten years, but may be reduced to six years if a drug no longer meets the criteria for orphan drug designation, including where it is shown that the drug is sufficiently profitable so that market exclusivity is no longer justified. Even if we obtain orphan drug exclusivity for specified indications, we may not be able to maintain it if a competitor with a product that is otherwise the same drug can establish that its product is clinically superior.

We must comply with federal, state and foreign laws, regulations, and other rules relating to the health care business, and, if we are unable to fully comply with such laws, regulations and other rules, we could face substantial penalties.

We are or will be directly or indirectly through our collaborators, subject to extensive regulation by the federal government, the states and foreign countries in which we may conduct our business. The laws that directly or indirectly affect our ability to operate our business include the following:

•	the federal Medicare and Medicaid Anti-Kickback law, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid Programs;

•	other Medicare laws, regulations, rules, manual provisions and policies that prescribe the requirements for coverage and payment for services performed by our customers, including the amount of such payment;

•	the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;

•	the federal False Statements Act, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•	the Foreign Corrupt Practices Act, which prohibits certain payments made to foreign government officials;

•	state and foreign law equivalents of the foregoing and state laws regarding pharmaceutical company marketing compliance, reporting and disclosure obligations; and

•	the Patient Protection and Affordable Care Act, which changes access to healthcare products and services; creates new fees for the pharmaceutical and medical device industries; changes rebates and prices for health care products and services; and requires additional reporting and disclosure.

If our operations are found to be in violation of any of the laws, regulations, rules or policies described above or any other law or governmental regulation to which we or our collaborators are or will be subject, or if the interpretation of the foregoing changes, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, we do not control our collaborators, including their compliance activities and if our collaborators are found non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any penalties, damages, fines, curtailment or restructuring of our operations would harm our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions may be open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert management resources from the operation of our business and damage our reputation.

23

We only have regulatory approval for commercial distribution and reimbursement of lubiprostone and unoprostone isopropyl in a limited number of countries, and may not receive regulatory approval in other countries.

We are currently permitted to market our approved products in only a limited number of countries on a commercial basis. To obtain marketing approval in other countries, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, pricing, promotion and distribution of the product. Approval procedures vary among countries, and can involve additional product testing and additional administrative review periods. For example, we and Takeda are currently exploring the commercialization of AMITIZA in a number of countries. We may not be successful in obtaining such approval.

In addition, regulatory authorities in countries outside the U.S. and E.U. are increasingly requiring risk management plans and post-marketing commitments which may be more onerous than those required in the U.S. and E.U. The time required to obtain approval in other countries may differ from that required to obtain FDA approval or marketing authorization from the E.U. In particular, in many countries outside the U.S., including most E.U. countries and Canada, a product must receive pricing and reimbursement approval before it can be commercialized broadly. This can result in substantial delays in such countries, and the price that is ultimately approved may be lower than the price for which we expect to offer, or would be willing to offer, lubiprostone in such countries, and may impact pricing in other countries. Marketing and pricing and reimbursement approval in one country does not ensure such approvals in another. Failure to obtain the approvals necessary to commercialize lubiprostone in other countries at reimbursement levels that are acceptable to us or any delay or setback in obtaining such approvals would impair our partners’ ability to develop foreign markets for lubiprostone.

Risks Related to Our Class A Common Stock

Our largest stockholders and their affiliates maintain the ability to have significant control over matters submitted to stockholders for approval, which could result in actions of which you or other stockholders do not approve.

As of March 1, 2017, (i) our founder Dr. Ryuji Ueno, through his direct or indirect interest in RJ Fund LLC and the Ryuji Ueno Foundation Inc., held 10,537,628 shares of class A common stock, representing approximately 24.3% of our outstanding class A common stock, (ii) our founder Dr. Sachiko Kuno, through her direct or indirect interest in SK Impact Fund LLC and the Sachiko Kuno Foundation Inc., held 10,537,627 shares of class A common stock, representing approximately 24.3% of our outstanding class A common stock. Therefore, until such time that such stockholders further dispose of additional shares of class A common stock, this concentration of ownership and voting power could influence all matters requiring stockholder approval and have the effect of delaying or preventing a change in control of our company and could prevent stockholders from receiving a premium over the market price if a change in control is proposed.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us, and the market price of our class A common stock may be lower as a result.

There are provisions in our certificate of incorporation and by-laws that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by our stockholders. For example, our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock. The Board of Directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our class A common stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

24

Our charter documents contain other provisions that could have an anti-takeover effect, including:

•	only one of our three classes of directors will be elected each year;

•	stockholders are not entitled to remove directors other than by a 75.0% vote and for cause;

•	stockholders are not permitted to take actions by written consent;

•	stockholders cannot call a special meeting of stockholders; and

•	stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Furthermore, the indenture governing our Convertible Notes requires us to repurchase the notes for cash, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, if we undergo certain fundamental changes. For example, an acquisition or a tender offer representing more than 50% of the voting power of our class A common stock may trigger the requirement that we repurchase our Convertible Notes, which could make it more costly for a potential acquirer to engage in a business transaction with us. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our class A common stock. These provisions may also prevent changes in our management.

The price of our class A common stock is volatile; investors in our class A common stock could incur substantial losses.

The public trading market for our class A common stock is characterized by a highly volatile stock price. The stock market in general and the market for pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market and industry factors might seriously harm the market price of our class A common stock, regardless of our operating performance. As a result of this volatility, investors may not be able to sell their class A common stock at or above the price they paid, and may have difficulty selling their shares at any price. The market price for our class A common stock may be influenced by many factors, including:

•	failure of AMITIZA (lubiprostone) or other approved products, if any, to achieve commercial success;

•	results of clinical trials of our product candidates or those of our competitors;

•	the regulatory status of our product candidates;

•	the success of competitive products or technologies;

•	regulatory developments in the U.S. and foreign countries;

•	developments or disputes concerning patents or other proprietary rights;

•	the ability of our third-party suppliers and manufacturers to perform;

•	actual or anticipated fluctuations in our quarterly financial results;

•	variations in the financial results of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems and other regulatory developments;

•	market conditions in the pharmaceutical and biotechnology sectors, including those relating to the pricing of pharmaceutical products, and issuance of new or changed securities analysts’ reports or recommendations; and

25

•	general economic, industry and market conditions.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance. In addition, the market price of our class A common stock could also be affected by possible sales of our class A common stock by holders of our Convertible Notes, who may view the Convertible Notes as a more attractive means of equity participation in our company and by the holders possibly engaging in hedging or arbitrage trading activity involving our class A common stock associated with the Convertible Notes.

We do not anticipate paying dividends on our capital stock.

We do not intend to pay dividends on our capital stock in the foreseeable future. We currently intend to retain all cash we generate to fund the growth of our business. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our capital stock, which is uncertain and unpredictable. There is no guarantee that our capital stock will appreciate in value or even maintain the price at which you purchased your shares.

Substantial future sales of our class A common stock in the public market, or the existence or conversion of our Convertible Notes, may depress our stock price and make it difficult for you to recover the full value of your investment in our class A common stock.

As of April 26, 2017, we had 46,464,934 shares of class A common stock outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. The market price of our class A common stock may decline if our class A common stockholders sell a large number of shares of our class A common stock in the public market, or the market perceives that such sales may occur. In addition, future issuances of our class A common stock upon the exercise or settlement of equity-based awards and maturity of our Convertible Notes would dilute existing stockholders’ ownership interest in our company and any sales in the public market of these class A common stock, could also adversely affect the market price of our class A common stock. In addition, as of March 31, 2017, we had outstanding options to purchase an aggregate of 5,793,172 shares of our class A common stock. If these options are exercised and the shares issued upon exercise are sold, the market price of our securities may also decline. These factors also could impair our ability to raise needed capital by depressing the price at which we could sell our securities.

Pursuant to the indenture governing the Convertible Notes, holders may convert their Convertible Notes into shares of our class A common stock at any time prior to December 14, 2021. Conversions of the Convertible Senior Notes dilute the ownership interests of existing shareholders to the extent that we elect to deliver shares of our class A common stock (or a combination of cash and shares of our class A common stock) in connection therewith. In addition, the existence of the Convertible Senior Notes may encourage short selling by market participants because the conversion of the Convertible Notes could depress the price of our class A common stock.

Risks Related to Strategic Acquisitions

Our strategy of generating growth through acquisitions may not be successful.

Our business strategy includes growing our business through acquisition and in-licensing transactions. We may not be successful in identifying, effectively evaluating, acquiring or in-licensing, and developing and commercializing additional products on favorable terms, or at all. Competition for attractive product opportunities is intense and may require us to devote substantial resources, both managerial and financial, to an acquisition opportunity. A number of more established companies are also pursuing strategies to acquire or in-license products. These companies may have a competitive advantage over us due to their size, cash resources and greater development and commercialization capabilities.

Acquisition efforts can consume significant management attention and require substantial expenditures, which could detract from our other programs. In addition, we may devote significant resources to potential acquisitions that are never completed. Even if we are successful in acquiring a product or company, it may not result in a successfully developed or commercialized product or, even if an acquired product is commercialized, competing products or technologies could render a product noncompetitive, uneconomical or obsolete. Moreover, the cost of acquiring other companies or in-licensing products could be substantial, and in order to acquire companies or new products, we may need to incur substantial debt or issue dilutive securities. If we are unsuccessful in our efforts to acquire other companies or in-license and develop additional products, or if we acquire or in-license unproductive assets, it could have a material adverse effect on the growth of our business.

26

Our failure to successfully integrate acquired assets into our operations could adversely affect our ability to grow our business.

We may not be able to integrate any acquired business successfully or operate any acquired business profitably. In addition, cost synergies, if achieved at all, may be less than we expect, or may take greater time to achieve than we anticipate.

Issues that could delay or prevent successful integration or cost synergies of an acquired business include, among others:

•	retaining existing customers and attracting new customers;

•	retaining key employees;

•	diversion of management attention and resources;

•	conforming internal controls, policies and procedures, business cultures and compensation programs;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	identifying and eliminating redundant and underperforming operations and assets;

•	assumption of known and unknown liabilities;

•	coordinating geographically dispersed organizations; and

•	managing tax costs or inefficiencies associated with integrating operations.

If we are unable to successfully integrate future acquisitions with our existing businesses, or operate any acquired business profitably, we may not obtain the advantages that the acquisitions were intended to create, which may materially adversely affect the growth of our business.

We may be unable to realize the benefits we anticipate from strategic acquisitions, or it may take longer than anticipated for us to achieve those benefits.

Our realization of the benefits anticipated as a result of our future strategic acquisitions will depend in part on the integration of the acquired company’s business with ours. However, there can be no assurance that we will be able to operate the target’s business profitably or integrate it successfully into our operations in a timely fashion, or at all. Our future success as a combined company depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for our management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The dedication of management resources to this integration could detract attention from our current day-to-day business, and we cannot assure stockholders that there will not be substantial costs associated with the transition process or other negative consequences as a result of these integration efforts. These effects, including incurring unexpected costs or delays in connection with integration of the two businesses, or the failure of the combined company to perform as expected, could negatively affect our stock price or could harm our financial condition, results of operations or business prospects.

The loss of key personnel could hurt our business and our prospects.

The success of our strategic acquisitions will depend, in part, on our ability to retain key employees who continue employment with the combined company after each such acquisition is completed. If any of these key employees terminate their employment, our manufacturing, supply or development activities might be negatively affected and our management’s attention might be diverted from successfully integrating the acquired company’s operations. In addition, we might not be able to locate suitable replacements on reasonable terms for any such key employees who leave the combined company.

27

Financial Related Risks

If we fail to comply with the covenants and other obligations under our Convertible Notes, holders may be able to accelerate amounts owed under the Convertible Notes or require repurchase of all Convertible Notes.

On December 27, 2016, we issued the Convertible Notes consisting of an approximately $300.0 million aggregate principal amount with interest of 3.25% in a private placement to qualified institutional buyers. The Convertible Notes are senior unsecured obligations, and interest of 3.25% per year payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2017. The notes will mature on December 15, 2021, unless earlier repurchased or converted in accordance with their terms. The Convertible Notes are not redeemable prior to the maturity date, and no sinking fund is provided for the Convertible Notes.

The Convertible Notes are convertible at an initial conversion rate of 60.2637 shares of class A common stock per $1,000 principal amount of the Convertible Notes, subject to adjustment under the indenture, which is equal to an initial conversion price of approximately $16.59 per share of class A common stock. Upon conversion, the Convertible Notes will be settled in shares of our class A common stock, together with a cash payment in lieu of delivering any fractional share. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event in certain circumstances.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The indenture includes customary terms and covenants, including certain events of default after which the Convertible Notes may be due and payable immediately. If the maturity date of the Convertible Notes were to be accelerated, we may not have sufficient funds to repay the related indebtedness, which could have a material adverse effect on our financial condition and our business.

Our current indebtedness and any additional debt financing may restrict the operation of our business and limit the cash available for investment in our business operations.

In addition to our current debt, we may seek additional debt financing to support our ongoing activities or to provide additional financial flexibility. Debt financing could have significant adverse consequences for our business, including:

•	requiring us to dedicate a substantial portion of any cash flow from operations to payment on our debt, which would reduce the amounts available to fund other corporate initiatives;

•	increasing the amount of interest that we have to pay on debt with variable interest rates, if market rates of interest increase;

•	subjecting us to restrictive covenants that may reduce our ability to take certain corporate actions, acquire companies, products or technology, or obtain further debt financing;

•	requiring us to pledge our assets as collateral, which could limit our ability to obtain additional debt financing;

•	limiting our flexibility in planning for, or reacting to, general adverse economic and industry conditions; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt, better debt servicing options or stronger debt servicing capacity.

We may not have sufficient funds or be able to obtain additional financing to pay the amounts due under the Convertible Notes or our indebtedness. An event of default could result in the acceleration of amounts due under a particular debt instrument and a cross default and acceleration under other debt instruments, and we may not have sufficient funds or be able to obtain additional financing to make any accelerated payments.

28

We may require significant additional funding and may be unable to raise capital when needed or on acceptable terms, which would harm our ability to grow our business, results of operations and financial condition.

We may require significant additional funding to grow our business, including to acquire other companies or products, in-license and develop additional products, enhance our manufacturing capacity, support commercial marketing activities or otherwise provide additional financial flexibility. We may also require additional funding to support our ongoing operations in the event that our ability to sell AMITIZA to Takeda, Mylan and Gloria or sell RESCULA to Santen is interrupted for an extended period of time, reducing our revenues and decreasing our cash balances.

As of March 31, 2017, we had $243.5 million of cash, cash equivalents and restricted cash. Our future capital requirements will depend on many factors, including, among others:

•	the level, timing and cost of product sales;

•	the extent to which we acquire or invest in companies, products or technologies;

•	the payment obligations under our indebtedness;

•	the scope, progress, results and costs of our development activities;

•	our ability to obtain funding from collaborative partners, government entities and non-governmental organizations for our development programs; and

•	the costs of commercialization activities, including product marketing, sales and distribution.

If our capital resources are insufficient to meet our future capital requirements, we will need to finance our cash needs through public or private equity or debt offerings, bank loans or collaboration and licensing arrangements. If we raise funds by issuing equity securities, our stockholders may experience dilution. Public or bank debt financing, if available, may involve agreements that include covenants, limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, pursuing acquisition opportunities or declaring dividends. If we raise funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that may not be favorable to us.

Current economic conditions may make it difficult to obtain financing on attractive terms, or at all. If financing is unavailable or lost, our business, results of operations and financial condition would be adversely affected and we could be forced to delay, reduce the scope of or eliminate many of our planned activities.

Our effective tax rate may fluctuate and we may incur obligations in tax jurisdictions in excess of accrued amounts.

As a global biopharmaceutical company, we are subject to taxation in numerous countries, states and other jurisdictions. As a result, our effective tax rate is derived from a combination of applicable tax rates in the various places that we operate. In preparing our financial statements, we estimate the amount of tax that will become payable in each of such places. Our effective tax rate, however, may be different than experienced in the past due to numerous factors, including changes in the mix of our profitability from country to country, currency fluctuations, the results of examinations and audits of our tax filings, adjustments to the value of our uncertain tax positions, changes in accounting for income taxes, and changes in tax laws. Any of these factors could cause us to experience an effective tax rate significantly different from previous periods or our current expectations. In addition, our inability to secure or sustain acceptable arrangements with tax authorities and future changes in the tax laws, among other things, may result in tax obligations in excess of amounts accrued in our financial statements.

29

In the U.S., there are several proposals under consideration to reform tax law, including proposals that may reduce or eliminate the deferral of U.S. income tax on our unrepatriated earnings, penalize certain transfer pricing structures, and reduce or eliminate certain foreign or domestic tax credits or deductions. Our future reported financial results may be adversely affected by tax law changes which restrict or eliminate certain foreign tax credits or our ability to deduct expenses attributable to foreign earnings, or otherwise affect the treatment of our unrepatriated earnings.

In addition to U.S. tax reform proposals, the adoption of some or all of the recommendations set forth in the Organization for Economic Co-operation and Development’s project on “Base Erosion and Profit Shifting” by tax authorities in the countries in which we operate, could negatively impact our effective tax rate. These recommendations focus on payments from affiliates in high tax jurisdictions to affiliates in lower tax jurisdictions and the activities that give rise to a taxable presence in a country.

30

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.

Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, these forward-looking statements include, but are not limited to, statements regarding:

•	our expectations regarding the impact on our business of the acquisition of Vtesse;

•	the sales and marketing success of AMITIZA (lubiprostone) in the United States and in jurisdictions outside the United States;

•	the size and growth potential of the markets for our products and our ability to serve those markets;

•	our plans to develop VTS-270 and other products;

•	our collaborative arrangements with Takeda and Mylan;

•	our marketing strategy and manufacturing relationships and strategy, including the performance of our third party suppliers and manufacturers;

•	our ongoing and planned research programs and clinical trials;

•	the timing of and our ability to obtain and maintain regulatory approvals and any related restrictions, limitations and/or warnings in the label of an approved product;

•	the rate and degree of market acceptance and clinical utility of our products;

•	our ability to quickly and efficiently develop clinical candidates;

•	our ability to acquire or in-license new products and product candidates;

•	our ability to complete strategic acquisitions;

•	regulatory developments in the United States and foreign countries;

•	the ability to attract and retain key scientific or management personnel;

•	our ability to access capital;

•	our intellectual property portfolio and our ability to obtain and maintain intellectual property protections for our products; and

•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

31

In some cases, you can identify forward-looking statements by the words “may,” “might,” “can,” “will,” “to be,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “likely,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

You should refer to the “Risk Factors” section contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

32

USE OF PROCEEDS

We are not selling any Class A common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

33

SELLING STOCKHOLDERS

In connection with the completion of our acquisition of Vtesse in April 2017, we issued an aggregate of 2,782,676 shares of Class A common stock to the former securityholders of Vtesse.  Pursuant to the Merger Agreement, we agreed to file a registration statement, of which this prospectus is a part, with the SEC to register the disposition of the shares of our Class A common stock we issued to the former securityholders of Vtesse, and to use our reasonable best efforts to keep the registration statement continuously effective until all such Class A common stock has been sold pursuant to such registration statement, or may be sold without restriction under Rule 144(b)(i) under the Securities Act.

The following table sets forth:

•	the name of each selling stockholder;

•	the number of shares of our Class A common stock owned by each such selling stockholder prior to this offering;

•	the percentage (if one percent or more) of Class A common stock owned by each such selling stockholder prior to this offering;

•	the number of shares of our Class A common stock being offered pursuant to this prospectus;

•	the number of shares of our Class A common stock to be owned upon completion of this offering, assuming all such shares are sold;

•	the percentage (if one percent or more) of Class A common stock owned by each such selling stockholder after this offering, assuming all such shares are sold; and

•	if applicable, a description of the material relationship such selling stockholder has with us.

This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of April 26, 2017. As used in this prospectus, the term “selling stockholder” includes each of the selling stockholders listed below, and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. Each selling stockholder may sell some, all or none of his, her or its shares. The selling stockholders may sell or transfer all or a portion of their shares of our Class A common stock pursuant to an available exemption from the registration requirements of the Securities Act; however, some of the selling stockholders have agreed, subject to certain exceptions, not to sell, transfer or dispose of any shares of our Class A common stock through July 3, 2017.  We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 46,464,934 shares of our Class A common stock outstanding as of April 26, 2017, including the shares of our Class A common stock issued to the selling stockholders.

34

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sucampo Pharmaceuticals, Inc., 805 King Farm Boulevard, Suite 550, Rockville, MD 20850.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being	Shares of Common Stock Beneficially Owned After Offering
Security Holder	Number	Percent	Offered	Number	Percent
New Enterprise Associates 14, L.P. (1)	1,258,249	2.71%	1,258,249	—	—
Pfizer Inc. (2)	401,820	*	401,820	—	—
Lundbeckfond Invest A/S (3)	401,820	*	401,820	—	—
Bay City Capital Fund V, L.P. (4)	236,584	*	236,584	—	—
Bernardus N. Machielse (5)	133,918	*	133,918	—	—
Alexandria Equities No. 3, LLC (6)	105,276	*	105,276	—	—
Ravichandran N. Rao (7)	49,721	*	49,721	—	—
Cristina Csimma (8)	38,017	*	38,017	—	—
Christoph M. Adams (9)	30,413	*	30,413	—	—
Allan Darling (10)	27,482	*	27,482	—	—
Jason Meyenburg (11)	26,228	*	26,228	—	—
James G. McArthur (12)	22,810	*	22,810	—	—
Michael Massaro (13)	13,502	*	13,502	—	—
Kevin Johnson (14)	12,218	*	12,218	—	—
Aileen Healy (15)	7,603	*	7,603	—	—
Carrie Burke (16)	5,113	*	5,113	—	—
Bay City Capital V Co-Investment Fund, L.P. (17)	4,507	*	4,507	—	—
Laura Alessio (18)	1,900	*	1,900	—	—
Carol Tressler (19)	1,784	*	1,784	—	—
Sarah Frech (20)	1,520	*	1,520	—	—
Jannette Escobar (21)	1,067	*	1,067	—	—
Sara Nayeem (22)	866	*	866	—	—
NEA Ventures 2014, L.P. (23)	258	*	258	—	—

_______________________

*	Represents less than 1%.

(1)	The securities directly held by New Enterprise Associates 14, L.P. (“NEA 14”) are indirectly held by NEA Partners 14 L P (“NEA Partners 14”) which is the sole general partner of NEA 14; NEA 14 GP, LTD (“NEA 14 LTD”) which is the sole general partner of NEA Partners 14; and each of the individual directors of NEA 14 LTD. The individual Directors of NEA 14 LTD (the “NEA 14 Directors”) are M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A. Florence, Patrick J. Kerins, David M. Mott, Scott D. Sandell, Ravi Viswanathan and Peter Sonsini. NEA 14, NEA Partners 14, NEA 14 LTD, and the NEA 14 Directors share voting and dispositive power with regard to the shares owned directly by NEA 14. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for this entity is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(2)	The address for this entity is 235 East 42nd Street, New York, NY 10017.

(3)	Lene Skole, Chief Executive Officer, and Mette Kirstine Agger, Managing Partner, may be deemed to have voting and dispositive power of the securities held by the selling stockholder. The address for this entity is Scherfigsvej 7, DK 2100 Copenhagen, Denmark.

(4)	Bay City Capital Management V (“GP V”) is the General Partner of Bay City Capital Fund V and Bay City Capital Fund V Co-Investment (collectively, “BCC V”). Bay City Capital LLC (“BCC LLC”) is the Manager of GP V. BCC V has shared voting and dispositive power with respect to the shares held by BCC V. GP V disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. BCC LLC has sole voting and dispositive power with respect to the shares held by BCC V. BCC LLC disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. Carl Goldfischer and Fred Craves are managing directors of Bay City Capital LLC and have voting and dispositive power with respect to shares held by Bay City Capital Funds. Dr. Goldfischer and Dr. Craves each disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. The address for this entity is 750 Battery Street, Suite 400, San Francisco, CA 94111.

35

(5)	The address for this selling stockholder is 13800 Turkey Foot Road, North Potomac, MD 20878.

(6)	Alexandria Real Estate Equities, Inc. is the Managing Member of this stockholder and may be deemed to have beneficial ownership of these shares. The address for this entity is 385 E. Colorado Blvd., Suite 299, Pasadena, CA 91101.

(7)	The address for this selling stockholder is 4545 Connecticut Ave. NW, #126, Washington, DC 20008.

(8)	The address for this selling stockholder is 16 Conant Road, Lincoln MA 01773.

(9)	The address for this selling stockholder is 10 Baskin Road, Lexington, MA 02421.

(10)	The address for this selling stockholder is 14031 Welland Terrace, North Potomac, MD 20878.

(11)	The address for this selling stockholder is 9 Emerald Lane, Woodbridge, CT 06525.

(12)	The address for this selling stockholder is 85 Oakland Ave, Arlington, MA 02476.

(13)	The address for this selling stockholder is 14300 Brass Wheel Road, Boyds, MD 20841.

(14)	The address for this selling stockholder is 300 Jefferson Drive, Graham, NC 27253.

(15)	The address for this selling stockholder is 33 Coolidge Road, Medford, MA 02155.

(16)	The address for this selling stockholder is 12400 Foreman Blvd., Clarksburg, MD 20871.

(17)	Bay City Capital Management V (“GP V”) is the General Partner of Bay City Capital Fund V and Bay City Capital Fund V Co-Investment (collectively, “BCC V”). Bay City Capital LLC (“BCC LLC”) is the Manager of GP V. BCC V has shared voting and dispositive power with respect to the shares held by BCC V. GP V disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. BCC LLC has sole voting and dispositive power with respect to the shares held by BCC V. BCC LLC disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. Carl Goldfischer and Fred Craves are managing directors of Bay City Capital LLC and have voting and dispositive power with respect to shares held by Bay City Capital Funds. Dr. Goldfischer and Dr. Craves each disclaims beneficial ownership of these shares, except to the extent of its pecuniary interest therein. The address for this entity is 750 Battery Street, Suite 400, San Francisco, CA 94111.

(18)	The address for this selling stockholder is 399 Edgell Road, Framingham, MA 01701.

(19)	The address for this selling stockholder is 104 Woodbury Dr., Woodsboro, MD 21798.

(20)	The address for this selling stockholder is 8121 River Road, Unit 434, Bethesda, MD 20817.

(21)	The address for this selling stockholder is 14732 Myer Terrace, Rockville, MD 20853.

(22)	The address for this selling stockholder is 6300 Crathie Lane, Bethesda, MD 20816.

36

(23)	The securities directly held by NEA Ventures 2014, L.P. (“Ven 2014”) are indirectly held by Karen P. Welsh, the general partner of Ven 2014. Karen P. Welsh shares voting and dispositive power with regard to the shares owned directly by Ven 2014. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for this entity is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

37

PLAN OF DISTRIBUTION

We are registering the shares of Class A common stock issued to the selling stockholders to permit the resale of these shares of Class A common stock by the holders of the shares of Class A common stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A common stock.  We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock.

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock covered hereby on the NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	gifts to charitable organizations, who may in turn sell such shares in accordance with the methods described herein;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

In connection with the sale of the Class A common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the Class A common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Class A common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

38

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to use our commercially reasonable best efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume restrictions by reason of under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Class A common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Class A common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

39

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley LLP, Reston, Virginia.

EXPERTS

The consolidated financial statements and schedule of Sucampo Pharmaceuticals, Inc. at December 31, 2016 and 2015, and for the years then ended, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2014 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as any other document filed by us with the SEC, at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Sucampo. The address of the SEC website is www.sec.gov.

We maintain a website at www.sucampo.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-33609. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 8, 2017 (the “2016 Form 10-K”);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 3, 2017;

•	the information specifically incorporated by reference into the 2016 Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on April 21, 2017;

40

•	our Current Report on Form 8-K filed with the SEC on March 8, 2017, to the extent the information in such report is filed and not furnished;

•	our Current Report on Form 8-K filed with the SEC on April 3, 2017, as amended on May 22, 2017, to the extent the information in such report is filed and not furnished;

•	our Current Report on Form 8-K filed with the SEC on June 6, 2017, to the extent the information in such report is filed and not furnished; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 30, 2007, including any amendments or reports filed for the purposes of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Sucampo Pharmaceuticals, Inc., Attn: Investor Relations, 805 King Farm Boulevard, Suite 550, Rockville, Maryland 20850; telephone: (301) 961-3400.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

41

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses payable by us in connection with the Class A common stock being registered. The selling stockholders will not bear any portion of such expenses.  All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$3,225
Accounting fees and expenses	40,000
Legal fees and expenses	50,000
Printing and miscellaneous expenses	6,775

Total	$100,000

Item 15. Indemnification of Officers and Directors

As permitted by Section 102 of the Delaware General Corporation Law, or DGCL, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our amended and restated certificate of incorporation provides that:

•	we shall indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	we shall advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions, and upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us; and

•	the rights provided in our amended and restated certificate of incorporation are not exclusive.

Moreover, our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we, to the extent authorized by the board of directors, may indemnify and advance expenses to our other employees or agents.

In addition, we have entered into separate indemnification agreements with our directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

II-1

The foregoing may reduce the likelihood of derivative litigation against our directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit us and our stockholders.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification by the registrant.

We have the power to indemnify our other employees and other agents, as permitted by the DGCL or any other applicable law, but we are not required to do so.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 10-Q (File No. 001-33609), filed with the SEC on May 3, 2017).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33609), filed with the SEC on December 29, 2008).

3.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33609), filed with the SEC on December 29, 2008).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-33609), filed with the SEC on August 2, 2013).

4.1	Specimen stock certificate evidencing shares of Class A Common Stock (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-135133), filed with the SEC on February 1, 2007).

5.1	Opinion of Cooley LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

II-2

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)       That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 9th day of June, 2017.

SUCAMPO PHARMACEUTICALS, INC.

By:	/s/ Peter S. Greenleaf
Peter S. Greenleaf
Chief Executive Officer

II-5

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter Greenleaf, Peter Pfreundschuh and Alex Driggs, and each or any one of them, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter S. Greenleaf	Chief Executive Officer and Chairman of the Board	June 9, 2017
Peter S. Greenleaf	(Principal Executive Officer)

/s/ Peter Pfreundschuh	Chief Financial Officer	June 9, 2017
Peter Pfreundschuh	(Principal Financial Officer and Principal Accounting Officer)

/s/ Paul R. Edick	Director	June 9, 2017
Paul R. Edick

/s/ John H. Johnson	Lead Independent Director	June 9, 2017
John H. Johnson

/s/ Maureen E. O’Connell	Director	June 9, 2017
Maureen E. O’Connell

/s/ Robert J. Spiegel	Director	June 9, 2017
Robert J. Spiegel

/s/ Timothy P. Walbert	Director	June 9, 2017
Timothy P. Walbert

II-6

INDEX TO EXHIBITS

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 10-Q (File No. 001-33609), filed with the SEC on May 3, 2017).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33609), filed with the SEC on December 29, 2008).

3.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33609), filed with the SEC on December 29, 2008).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-33609), filed with the SEC on August 2, 2013).

4.1	Specimen stock certificate evidencing shares of Class A Common Stock (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-135133), filed with the SEC on February 1, 2007).

5.1	Opinion of Cooley LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

II-7